Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 30, 2022, with respect to the consolidated financial statements of Virgin Orbit Holdings, Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California
April 22, 2022